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Carolina Power & Light Company
STATEMENTS  OF  CASH  FLOWS
(In thousands)                                                               Three Months Ended           Twelve Months Ended
                                                                                  March 31                     March 31
                                                                            1997         1996              1997         1996
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
Operating Activities
  Net income                                                            $  82,262    $   118,346       $  355,193   $  392,916
  Adjustments to reconcile net income to net cash
   provided by operating activities
    Depreciation and amortization                                         140,358        112,933          473,933       444,534
    Harris Plant deferred costs                                             6,258          6,256           19,418        21,702
    Deferred income taxes                                                 (25,819)        14,626           90,374       115,886
    Investment tax credit                                                  (2,558)        (2,611)         (10,392)       (9,402)
    Allowance for equity funds used during construction                       (61)        (1,035)             963        (3,472)
    Deferred fuel cost (credit)                                             9,614        (11,409)          (2,134)      (34,733)
    Net increase in receivables, inventories and prepaid expenses         (16,813)       (15,575)         (66,031)      (50,032)
    Net decrease in payables and accrued expenses                         (23,345)       (18,615)             (59)      (41,831)
    Miscellaneous                                                          34,057          5,744           93,165        29,394
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     Net Cash Provided by Operating Activities                            203,953        208,660          954,430       864,962
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Investing Activities
  Gross property additions                                                (92,079)       (88,478)        (372,909)     (282,950)
  Nuclear fuel additions                                                  (21,616)       (26,073)         (82,808)      (87,551)
  Contributions to external decommissioning trust                         (10,298)       (10,298)         (30,683)      (29,809)
  Contributions to retiree benefit trusts                                 (21,096)       (24,700)         (21,096)      (24,700)
  Allowance for equity funds used during construction                          61          1,035             (963)        3,472
  Miscellaneous                                                            (1,190)       (13,238)         (15,998)      (41,266)
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     Net Cash Used in Investing Activities                               (146,218)      (161,752)        (524,457)     (462,804)
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Financing Activities
  Proceeds from issuance of long-term debt                                    --         265,557           84,443       386,539
  Net increase (decrease) in short-term notes payable                      86,976          3,640           74,478       (18,117)
  Retirement of long-term debt                                            (61,427)      (255,504)        (273,733)     (406,603)
  Purchase of Company common stock                                            --          (1,920)         (23,288)     (130,181)
  Dividends paid on common and preferred stock                            (69,324)       (67,568)        (272,574)     (268,052)
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     Net Cash Used in Financing Activities                                (43,775)       (55,795)        (410,674)     (436,414)
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Net Increase (Decrease) in Cash and Cash Equivalents                       13,960         (8,887)          19,299       (34,256)

Cash and Cash Equivalents at Beginning of the Period                       10,941         14,489            5,602        39,858
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Cash and Cash Equivalents at End of the Period                          $  24,901    $     5,602       $   24,901   $     5,602
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Supplemental Disclosures of Cash Flow Information
  Cash paid during the period - interest                                $  53,101    $    55,202       $  192,290   $   203,804
                                income taxes                            $     804    $       655       $  141,499   $   176,207

 ................................................................................................................................
See Supplemental Data and Notes to Interim Consolidated Financial Statements.

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